EXHIBIT 5.1

              OPINION OF MALIZIA, SPIDI, SLOANE & FISCH, P.C. AS TO
                THE VALIDITY OF THE COMMON STOCK BEING REGISTERED

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May 4, 1999

Board of Directors
SFSB Holding Company
900 Saxonburg Boulevard
Pittsburgh, Pennsylvania  15223

            RE:            Registration Statement on Form S-8:
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                           SFSB Holding Company 1998 Stock Option Plan

Ladies and Gentlemen:

         We have acted as special counsel to SFSB Holding Company, a Pennsylvania corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 72,600 shares of common stock, par value $.10 per share (the "Common Stock") of the Company which may be issued upon the exercise of options granted or which may be granted under the SFSB Holding Company 1998 Stock Option Plan (the "Plan"), as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the stock awards granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                                       Sincerely,



                                       /s/ Malizia, Spidi, Sloane & Fisch, P.C.
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                                       Malizia, Spidi, Sloane & Fisch, P.C.